FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Court Street Trust

Fund	Fidelity Connecticut Municipal Income Fund
Trade Date	11/21/12
Settle Date	12/13/12
Security Name	UCONN CT 5% 11/15/23
CUSIP	914225FZ5
Price	128.956
Transaction Value	$ 3,481,812.00
Class Size	$ 54,795,000
% of Offering	4.927%
Underwriter Purchased From	Jefferies
Underwriting Members: (1)	Jefferies
Underwriting Members: (2)	J.P. Morgan Securities LLC
Underwriting Members: (3)	Piper Jaffray & Co.
Underwriting Members: (4)	Wells Fargo Securities
Underwriting Members: (5)	Edward Jones
Underwriting Members: (6)	Fidelity Capital Markets
Underwriting Members: (7)	KeyBanc Capital Markets, Inc.
Underwriting Members: (8)	Loop Captial Markets LLC
Underwriting Members: (9)	M.R.Beal & Company
Underwriting Members: (10)	Ramirez & Co., Inc.
Underwriting Members: (11)	RBC Capital Markets, LLC
Underwriting Members: (12)	TD Securities (USA) LLC
Underwriting Members: (13)	U.S. Bancorp
Underwriting Members: (14)	The Williams Capital Group, L.P.